EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 18, 2002, except for Note 13 “Subsequent Event,” for which the date is March 12, 2002, relating to the financial statements and financial statement schedule, which appear in Superconductor Technologies Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001 and in its Registration Statement on Form S-4 (No. 333-100908). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
January 14, 2003